Exhibit 10.8

Rewards - Compensation Long-Term Incentive Plan – (LTI) Plan

Purpose

The LTI plan rewards participants for their contribution to the Company’s long-term financial results. The plan rewards participants based on shareholder value creation in two ways. First, the price at the end of the performance period would determine the value of the shares awarded. Second, performance against company goals would determine the number of shares earned for a performance-contingent portion (25%) of the award. These performance-based shares are earned based on the degree of achievement of a Return on Invested Capital goal.

Eligibility

To participate in the LTI Plan, an employee must be a regular full-time or part-time employee of the Company in job grades 29 or higher. Consultants and temporary agency employees performing services at Company facilities are not eligible to participate.

Design

The plan design is comprised of 50% Non-Qualified Stock Options (NQSO), 25% time-based Restricted Stock Units (RSUs), and 25% performance-based RSUs.

Time-Based Awards

Non-qualified stock options vest after a service requirement is met. You can exercise the vested options at any time within the remainder of the term. Time-based RSUs also vest after a service requirement is met. Once vested, they are assigned a fair market value and you will receive the shares.

Performance-Based Awards

Performance-based RSUs are earned based on performance against a pre-established goal. The performance measure for these shares is Return on Invested Capital (“ROIC”), which is defined in the Appendix.

The number of shares earned are based on actual performance relative to threshold, target, and superior levels of performance, as defined in the table below:

ROIC Performance	Payout (as % of Target)
Target + 4% [Superior]	200%
Target + 3%	175%
Target + 2%	150%
Target + 1%	125%
Target	100%
Target - 1%	75%
Target - 2% [Threshold]	50%
<Threshold	0%

If performance is less than threshold, the performance-based RSU’s will vest with a value of 0, i.e., no shares will be earned. If the target level is achieved, the performance-based RSU will vest at 100%. Performance between threshold and target and target and superior will be calculated on a pro rata basis.

This payout schedule applies to each year of the 3-year award (i.e., 3 separate performance periods for each award).

Details of the stock plan related to stock grants are provided in the individual agreements.

Rewards - Compensation Long-Term Incentive Plan – (LTI) Plan

Administration

Participants may direct questions about the LTI Plan to their local management or human resources representatives.

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for the administration of the plan, although they may delegate certain aspects of plan administration. The Committee shall make a certification decision with respect to performance of financial metrics and consider extraordinary circumstances that may have positively or negatively impacted the achievement of the objectives. The Board in their discretion, reserves the right at any time to enhance, diminish or terminate all or any portion of any compensation plan or program. Management will make recommendations to the Committee regarding individual participation.

Relevant Terms

Company - H.B. Fuller Company and its wholly owned subsidiaries.

Performance Shares – A grant of shares of stock that are earned based on performance against objectives set at the beginning of a performance period.

Non-Qualified Stock Options - The right to purchase stock at a stipulated price over a specified period of time.

Restricted Stock Units – A grant valued in terms of company stock, but company stock is not issued at the time of the grant. After the vesting requirements are satisfied, the shares are delivered.

Rewards - Compensation Long-Term Incentive Plan – (LTI) Plan

Appendix	Definition of ROIC:

NOPAT[1]
(Short-Term Debt + Long-Term Debt + Total Equity - Cash)[2]

	•	Acquisitions will be treated as follows:
		•	Year 1: remove acquisition from measurement completely
		•	Year 2: remove amortization from the calculation
		•	Year 3: no adjustments

[1] NOPAT = (Gross Profit – SG&A Expense + Other Income (Expense), net) * (1-Effective Tax Rate) + Income from Equity Investments

   Includes adjustments as publicly disclosed in the Company’s quarterly earnings release. Also includes adjustments for any change in GAAP or in the application thereof that has occurred since the grant date.

   Effective tax rate defined as (Adjusted Tax Expense / Adjusted Pretax Earnings)

[2] End-of-year metrics. Denominator also includes redeemable non-controlling interest.